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                                                                    Exhibit 3.5


                      CERTIFICATE OF AMENDMENT OF THE
                    RESTATED ARTICLES OF INCORPORATION OF
                      SILICON STORAGE TECHNOLOGY, INC.

     The undersigned certify that:

     1. They are the duly elected and acting President and Chief Executive Officer, and Secretary, respectively, of Silicon Storage Technology, Inc., a California corporation.

     2. Article III, paragraph A of the Restated Articles of Incorporation of this corporation is amended to read in full as follows:

     "The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares the Corporation shall have the authority to issue is 250,000,000 shares of Common Stock, without par value, and 7,000,000 shares of Preferred Stock, without par value."

     3. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 29,569,081 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock. No shares of Series A Junior Participating Preferred Stock are currently outstanding.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Sunnyvale, California on June 30, 2000.


                                       /s/ Bing Yeh
                                       -------------------------------------
                                       Bing Yeh
                                       President and Chief Executive Officer


                                       /s/ Jeffrey L. Garon
                                       -------------------------------------
                                       Jeffrey L. Garon
                                       Secretary